MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

CDSI HOLDINGS INC.,

CDSI MERGER SUB, INC.,

SG BLOCKS, INC.

AND

CERTAIN OF THE STOCKHOLDERS OF SG BLOCKS, INC.

DATED AS OF JULY 27, 2011

MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of July 27, 2011, by and among CDSI Holdings Inc., a Delaware corporation (“CDSI”), CDSI Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CDSI (“Merger Sub”), SG Blocks, Inc., a Delaware corporation (“SG Blocks”), and the persons executing the “Stockholders Signature Page” hereto (the “Signing Stockholders”).  The term “Agreement” as used herein refers to this Merger Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the SG Blocks Schedule and the CDSI Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A.          Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and other applicable provisions of Delaware law (the “Applicable Law”), CDSI, Merger Sub and SG Blocks intend to enter into a business combination transaction by means of a merger in which Merger Sub will merge into SG Blocks, with SG Blocks being the surviving entity and becoming a wholly owned subsidiary of CDSI (the “Merger”).

B.           The board of directors of each of CDSI, Merger Sub and SG Blocks has determined that the Merger is fair to, and in the best interests of, its respective company and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1         The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into SG Blocks, the separate corporate existence of Merger Sub shall cease and SG Blocks shall continue as the surviving corporation in the Merger (the “Surviving Subsidiary”).

1.2         Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by SG Blocks and CDSI and specified in the Certificate of Merger being the “Effective Time” and the date of such filing being the “Effective Date”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to CDSI, 405 Lexington Avenue, 19th Floor, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3         Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and Applicable Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary, and SG Blocks shall continue as a wholly owned subsidiary of CDSI.

1.4         Governing Documents.  At the Effective Time,

(a)           the Certificate of Incorporation of CDSI shall be amended and restated in the form attached hereto as Exhibit A;

(b)           the Certificate of Incorporation of Merger Sub in the form attached hereto as Exhibit B shall become the certificate of incorporation of the Surviving Subsidiary, except that Article I shall state that the name of the Surviving Subsidiary shall be “SG Building Blocks, Inc.”; and

(c)           the Bylaws of SG Blocks shall become the bylaws of the Surviving Subsidiary.

1.5         Effect on SG Blocks Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of SG Blocks or the holders of any of the securities of SG Blocks, the following shall occur:

(a)           Conversion of SG Blocks Common Stock and Derivative Securities; Issuance to CDSI.  At the Effective Time, all of the issued and outstanding shares of the common stock, par value $0.001, of SG Blocks (“SG Blocks Common Stock”) issued and outstanding immediately prior to the Effective Time, will automatically be canceled and extinguished and be converted, collectively, into the right to receive an aggregate of 36,050,741 shares of common stock, par value $0.01 per share, of CDSI (“CDSI Common Stock”) (the “Stock Consideration”); with each such share of SG Blocks Common Stock converted into the right to receive a pro rata portion of the Stock Consideration.  Immediately following the conversion contemplated by this Section 1.5(a), 100 shares of SG Blocks Common Stock, as the Surviving Subsidiary, shall be issued to CDSI.

(b)          Adjustments to Exchange Ratios.  The numbers of shares of CDSI Common Stock that the security holders of SG Blocks are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of CDSI Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to CDSI Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c)           Conversion of SG Blocks Warrants.  Subject to adjustment in accordance with Section 1.5(b), the warrants (“SG Blocks Warrants”) to purchase shares of SG Blocks Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into warrants (“CDSI Warrants”) to purchase 1,145,509 shares of CDSI Common Stock having terms and conditions substantially identical in all material respects to the terms and conditions pertaining to the SG Blocks Warrants.  Upon consummation of the Merger, the CDSI Warrants shall be issued upon surrender of the SG Blocks Warrants.

(d)          No Fractional Shares.  No fraction of a share of CDSI Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each security holder of SG Blocks who would otherwise be entitled to a fraction of a share of CDSI Common Stock (after aggregating all fractional shares of CDSI Common Stock that otherwise would be received by such holder) shall be deemed to receive from CDSI, in lieu of such fractional share, one (1) share of CDSI Common Stock.

(e)           Capital Stock of Merger Sub. All issued and outstanding shares of the capital stock of Merger Sub shall automatically, and without any action on the part of the holder thereof, be converted into an aggregate of 100 validly issued, fully paid and non-assessable shares of common stock of the Surviving Subsidiary to be issued to CDSI pursuant to Section 1.5(a).

1.6          Surrender of Certificates.

(a)           Exchange Agent.  American Stock Transfer and Trust Company shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)           Procedure.  Subject to Section 1.14 below, certificates representing the shares of CDSI Common Stock shall be issued to the holders of SG Blocks Common Stock upon surrender of the certificates or instruments representing all of the outstanding shares of SG Blocks Common Stock (collectively, “SG Blocks Certificates”) as provided for herein.  Promptly after the Effective Time, and in no event more than three (3) business days thereafter, CDSI shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of SG Blocks Certificates: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the SG Blocks Certificates shall pass, only upon delivery of the SG Blocks Certificates to the Exchange Agent and shall contain such other customary provisions as CDSI may reasonably specify), and (ii) instructions for use in effecting the surrender of the SG Blocks Certificates in exchange for the shares of CDSI Common Stock to which the holder of such SG Blocks Certificates is entitled as a result of the Merger (and any dividends or other distributions pursuant to Section 1.5(b)).  Upon surrender of the SG Blocks Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by CDSI, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such SG Blocks Certificates shall be entitled to receive in exchange therefor such certificates representing the number of shares of CDSI Common Stock, less the applicable Escrow Shares (defined below), for which their shares of SG Blocks Common Stock are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.5(b), and the SG Blocks Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding SG Blocks Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of CDSI Common Stock issuable pursuant to Section 1.5(a).

(c)           Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to shares of CDSI Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered SG Blocks Certificates with respect to the shares of CDSI Common Stock to be issued upon surrender thereof until the holders of record of such SG Blocks Certificates shall surrender such SG Blocks Certificates. Subject to applicable law, following surrender of any such SG Blocks Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of CDSI Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of CDSI Common Stock.

(d)           Transfers of Ownership.  If certificates representing the shares of CDSI Common Stock are to be issued in a name other than that in which the SG Blocks Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the SG Blocks Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to CDSI or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of CDSI Common Stock in any name other than that of the registered holder of the SG Blocks Certificates surrendered, or established to the satisfaction of CDSI or any agent designated by it that such tax has been paid or is not payable.

(e)           Termination of Exchange Agent Obligations.  Shares of CDSI Common Stock held by the Exchange Agent that have not been delivered to holders of SG Blocks Certificates within six months after the Effective Time shall promptly be delivered to CDSI, and thereafter holders of SG Blocks Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to CDSI (subject to abandoned property, escheat and similar laws) for their claim for shares of CDSI Common Stock and any dividends or distributions pursuant to Section 1.5(b) with respect to shares of CDSI Common Stock to which they are entitled.

(f)           No Liability.  Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, CDSI, the Surviving Subsidiary, SG Blocks nor any party hereto shall be liable to a holder of shares of SG Blocks Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7         No Further Ownership Rights in SG Blocks Stock.  All CDSI Common Stock deemed issued to security holders of SG Blocks upon consummation of the Merger and conversion of the SG Blocks Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to the corresponding outstanding SG Blocks Common Stock and there shall be no further registration of transfers on the records of the Surviving Subsidiary of the SG Blocks Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, SG Blocks Certificates are presented to CDSI for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8         Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”).  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.9         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest CDSI with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SG Blocks and the Surviving Subsidiary, the then current officers and directors of SG Blocks, and the officers and directors of CDSI shall take all such lawful and necessary action.

1.10       Escrow.  As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, an aggregate of 817,500 shares of CDSI Common Stock to be received by the holders of SG Blocks Common Stock, allocated pro rata amongst such holders, representing 2% of the shares of CDSI Common Stock to be outstanding immediately after the Closing Date, shall be deposited into escrow (the “Escrow Shares), in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between CDSI, the Committee (defined below), the Representative (defined below) and Continental Stock Transfer & Trust Company (“CST&T”), as escrow agent (“Escrow Agent”), in form and substance mutually and reasonably agreed to by CDSI and SG Blocks and providing for the terms contemplated by Article VII hereof (the “Escrow Agreement”).  The Escrow Agreement shall provide that, on the 5th business day after CDSI has filed with the SEC its Annual Report on Form 10-K for the fiscal year ending December 31, 2011 (the “Escrow Release Date”), the Escrow Agent shall release the Escrow Shares, less that portion thereof applied in satisfaction of or reserved with respect to indemnification claims in connection with claims made pursuant to Section 7.1(a) of this Agreement (“Escrow Claims”).  Any Escrow Shares due to be released on the Escrow Release Date that continue to be held with respect to any unresolved Escrow Claim shall be delivered to the stockholders of SG Blocks in the same proportions as originally deposited into escrow, promptly upon such resolution, subject to reduction, if any, for the indemnification obligation associated with such resolved Escrow Claim.

1.11       Committee and Representative for Purposes of Escrow Agreement.

(a)           CDSI Committee.  Prior to the Closing, the Board of Directors of CDSI shall appoint a committee consisting of one or more of its then members to act on behalf of CDSI to take all necessary actions and make all decisions pursuant to the Escrow Agreement.  In the event of a vacancy in such committee, the remaining members of the committee (if any) shall appoint as a successor a Person who was a director of CDSI prior to the Closing Date or some other Person who would qualify as an “independent” director of CDSI and who has not had any relationship with SG Blocks or the stockholders of SG Blocks prior to the Closing.  If no members of the committee remain at the time of such vacancy, the board of directors of CDSI shall appoint as a successor a Person who was a director of CDSI prior to the Closing Date or some other Person who would qualify as an “independent” director of CDSI and who has not had any relationship with SG Blocks or the stockholders of SG Blocks prior to the Closing.  Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b)          Representative.  SG Blocks and the Signing Stockholders hereby designate Paul Galvin to represent the interests of the Persons entitled to receive CDSI Common Stock as a result of the Merger for purposes of the Escrow Agreement.  If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor.  Failing such designation within ten (10) business days after the Representative has ceased to serve, those members of the Board of Directors of CDSI who were directors of SG Blocks prior to the Closing shall appoint as successor a Person who was a former stockholder of SG Blocks or such other Person as such members shall designate.  Such Persons or their successors are intended to be the “Representative” referred to in Article VII hereof and the Escrow Agreement.

1.12       Signing Stockholder Matters.

(a)          By his, her or its execution of this Agreement, each Signing Stockholder, in his, her or its capacity as a stockholder of SG Blocks, hereby approves and adopts this Agreement and authorizes SG Blocks and its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Stockholder for purposes of the relevant provisions of the DGCL and other Applicable Law.

(b)          Each Signing Stockholder for himself, herself or itself only, represents and warrants as follows:

(i)           he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of CDSI and all persons acting on CDSI’s behalf concerning the business and operations of CDSI and to obtain any additional information to the extent CDSI possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii)          he, she or it has had access to the CDSI SEC Reports (defined below) filed prior to the date of this Agreement;

(iii)         that the execution and delivery of this Agreement by such Signing Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Signing Stockholder or SG Blocks or, after the Closing, CDSI, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement;

(iv)        that he, she or it owns the shares of SG Blocks Common Stock listed on Schedule 1.12(b)(iv) as being owned by him, her or it free and clear of all Liens, except as set forth in Schedule 1.12(b)(iv).

(c)           Each Signing Stockholder that is an entity, for itself, represents, warrants and acknowledges, with respect to each holder of its equity interests, to the same effect as the foregoing provisions of Section 1.10(b).

1.13       Lock Up Agreements.  Simultaneously with the execution of this Agreement, each person or entity listed on Schedule 1.13, representing all of the officers and directors of SG Blocks and each stockholder of SG Blocks currently owning in excess of 20% of the SG Blocks Common Stock, are executing and delivering to CDSI agreements (“Lock Up Agreements”) in the form of Exhibit C hereto.

1.14       Shares Subject to Appraisal Rights.

(a)           Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.14(b)) shall not be converted into a right to receive shares of CDSI Common Stock.  The holders thereof shall be entitled only to such rights as are granted by the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from CDSI in accordance with the DGCL, provided, however, that (i) if any stockholder of SG Blocks who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DGCL, the shares of SG Blocks Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive the shares of CDSI Common Stock as provided in Section 1.5.  SG Blocks shall give CDSI prompt notice of any demands for payment received by SG Blocks from a person asserting appraisal rights, and CDSI shall have the right to participate in all negotiations and proceedings with respect to such demands.  SG Blocks shall not, except with the prior written consent of CDSI, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect thereto.

(b)          As used herein, “Dissenting Shares” means any shares of SG Blocks Common Stock held by Persons who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

1.15       Investment Representation.  All shares of CDSI Common Stock issued in accordance with the terms hereof shall, when issued, be restricted shares and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act or an available exemption from registration under the Securities Act.  The certificates representing the shares of CDSI Common Stock issued in accordance with the terms hereof will contain the appropriate restrictive legends, and CDSI shall issue appropriate stop-transfer instructions to the CDSI transfer agent with respect to such shares of CDSI Common Stock.  Prior to the Closing, each holder of record (as of the Effective Time) of SG Blocks Certificates, which immediately prior to the Effective Time represented outstanding shares of SG Blocks Common Stock whose shares were converted into the right to receive shares of CDSI Common Stock pursuant to Section 1.5, shall provide an investment representation letter (the “Representation Letters”) in the form attached hereto as Exhibit D.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SG BLOCKS

Subject to the exceptions set forth in Schedule 2 attached hereto (the “SG Blocks Schedule”), SG Blocks hereby represents and warrants to CDSI as follows:

2.1         Organization.  SG Blocks is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. SG Blocks has full corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  SG Blocks is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by SG Blocks to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SG Blocks.

2.2         Subsidiaries.  Except as set forth on Schedule 2.2, SG Blocks does not presently own an interest in any other corporation, association or other business entity and is not a party to any joint venture, partnership or similar arrangement.

2.3         Financial Statements. SG Blocks has provided to CDSI consolidated financial statements in draft form (including any related notes thereto) of SG Blocks for the fiscal years ended December 31, 2010 and 2009 (“Draft Audited Financial Statements”).  Prior to Closing, SG Blocks will provide to CDSI a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of SG Blocks for the fiscal years ended December 31, 2010 and 2009 (the “Audited Financial Statements”) and unaudited financial statements for the three months ended June 30, 2011 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, collectively referred to as the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of SG Blocks at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that such Financial Statements are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on SG Blocks.

2.4         No Liabilities. SG Blocks has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of SG Blocks, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the Financial Statements, (ii) liabilities incurred since December 31, 2010 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect, or (iii) expenses incurred by SG Blocks directly in relation to its financing activities in 2011.

2.5         Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between SG Blocks or any of its subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the Financial Statements or that otherwise could be reasonably likely to have a Material Adverse Effect.

2.6         Absence of Material Changes. Since the date of SG Blocks’ most recent Financial Statements, except as set forth on Schedule 2.6, SG Blocks has not incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (iii) in Section 2.4, above).

2.7         Legal Proceedings. Except as set forth on Schedule 2.7, there is not pending or, to the knowledge of SG Blocks, threatened or contemplated, any action, suit or proceeding to which SG Blocks is a party or of which any property or assets of SG Blocks is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

2.8         Contracts. Schedule 2.8 sets forth a list of the following documents which SG Blocks is a party to:

(i)           any agreements, contracts or commitments that call for prospective fixed and/or contingent payments or expenditures by or to SG Blocks and which are otherwise material or not entered into in the ordinary course of business;

(ii)          any contract, lease or agreement involving payments in excess of $50,000, which is not cancelable by SG Blocks, without penalty on not less than 60 days notice;

(iii)         any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money or pledging or granting a security interest in any assets with a value in excess of $50,000;

(iv)         any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors or stockholders of SG Blocks or persons related to or affiliated with such persons;

(v)          any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of SG Blocks, including, without limitation, any agreement with any stockholder of SG Blocks which includes, without limitation, antidilution rights, voting arrangements or operating covenants;

(vi)         any pension, profit sharing, retirement, stock option or stock ownership plans;

(vii)        any royalty, dividend or similar arrangement based on the revenues or profits of SG Blocks or based on the revenues or profits derived from any material contract;

(viii)       any acquisition, merger, asset purchase or other similar agreement entered into in the past 12 months; or

(ix)         any agreement under which SG Blocks has granted any person registration rights for its securities.

All of the agreements listed on Schedule 2.8 are referred to herein collectively as “SG Blocks Contracts.”

Each of the SG Blocks Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

2.9         Due Authorization and Enforceability.  SG Blocks has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by SG Blocks of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of SG Blocks (including the approval by its boards of directors), and no other corporate proceedings on the part of SG Blocks are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement, other than obtaining the approval of the holders of a majority of the outstanding SG Blocks Common Stock (as provided for in Section 5.1).  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by SG Blocks, and each constitutes a valid, legal and binding obligation of SG Blocks, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

2.10       No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by SG Blocks and the consummation of the transactions herein and therein contemplated by SG Blocks will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over SG Blocks or any of its properties, (B) any agreement or instrument to which SG Blocks is a party or by which it is bound or to which any of its property is subject, or (C) SG Blocks’ Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on SG Blocks.

2.11       No Consents Required. Except for the consents set forth on Schedule 2.11 and for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DGCL, no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by SG Blocks or for the consummation of the transactions contemplated hereby by SG Blocks, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which SG Blocks is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SG Blocks or, after the Closing, CDSI, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.12       Capitalization.  SG Blocks is authorized to issue 5,000,000 shares of SG Blocks Common Stock, of which 1,741,000 shares are issued and outstanding as of the date of this Agreement.  All such shares have been duly authorized and validly issued, fully paid and nonassessable, issued in compliance with all federal and state securities laws and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing or satisfied. SG Blocks is authorized to issue 1,000,000 shares of SG Blocks Preferred Stock, none of which are issued and outstanding as of the date of this Agreement.  Except as set forth on Schedule 2.12, there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from SG Blocks any shares of the capital stock of SG Blocks.

2.13       Preemptive Rights. Except as set forth on Schedule 2.13, there are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of SG Blocks pursuant to SG Blocks’ Charter Documents or any agreement or other instrument to which SG Blocks is a party or by which SG Blocks is bound.

2.14       Registration Rights.  Except as set forth on Schedule 2.14, no person has any right to require SG Blocks to register any shares of SG Blocks Common Stock under the Securities Act.

2.15       Permits. SG Blocks holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and SG Blocks is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

2.16       Good Title to Property. All real property owned by SG Blocks is shown or reflected on the balance sheets of SG Blocks included in the Financial Statements.  SG Blocks has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it other than Intellectual Property, which is covered by Section 2.17 hereof, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in Schedule 2.16 or in the Financial Statements, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Any real property held under lease by SG Blocks is held by it under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as are not material and do not interfere in any material respect with the use made and proposed to be made of such property by SG Blocks.

2.17       Intellectual Property.

(a)           Except as set forth on Schedule 2.17(a), SG Blocks owns or possesses the SG Blocks Trademarks (as defined below) or rights thereto necessary for the conduct of its business as now being conducted, except to the extent such failure to own or possess such SG Blocks Trademarks would not have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 2.17(a) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of SG Blocks, there is no infringement, misappropriation or violation by third parties of any such SG Blocks Trademarks; (B) there is no pending or, to SG Blocks’ knowledge, threatened action, suit, proceeding or claim by others challenging the rights of SG Blocks in or to any such SG Blocks Trademarks, and SG Blocks is unaware of any facts which would form a reasonable basis for any such claim; (C) the SG Blocks Trademarks owned by SG Blocks have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to SG Blocks’ knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such SG Blocks Trademarks, and SG Blocks is unaware of any facts which would form a reasonable basis for any such claim; (D) there is no pending or, to SG Blocks’ knowledge, threatened action, suit, proceeding or claim by others that SG Blocks infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others, SG Blocks has not received any written notice of such claim and SG Blocks is unaware of any other facts which would form a reasonable basis for any such claim; and (E) to SG Blocks’ knowledge, no current employee of SG Blocks is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 2.17(a), SG Blocks is not a party to or bound by any options, licenses or agreements with respect to the SG Blocks Trademarks.  The term “SG Blocks Trademarks” means the trademark SG BLOCKS.

(b)          Except as set forth on Schedule 2.17(b), SG Blocks believes that it owns or possesses other SG Blocks Intellectual Property (as defined below) or rights thereto necessary for the conduct of the business of SG Blocks as now being conducted.  Except as set forth on Schedule 2.17(b) or as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (A) to the knowledge of SG Blocks, there is no infringement, misappropriation or violation by third parties of any such SG Blocks Intellectual Property; (B) there is no pending or, to SG Blocks’ knowledge, threatened action, suit, proceeding or claim by others challenging the rights of SG Blocks in or to any such SG Blocks Intellectual Property; (C) the SG Blocks Intellectual Property has not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to SG Blocks’ knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such SG Blocks Intellectual Property; (D) there is no pending or, to SG Blocks’ knowledge, threatened action, suit, proceeding or claim by others that SG Blocks infringes, misappropriates or otherwise violates any SG Blocks Intellectual Property or other proprietary rights of others, SG Blocks has not received any written notice of such claim and SG Blocks is unaware of any other facts which would form a reasonable basis for any such claim; and (E) to SG Blocks’ knowledge, no current employee of SG Blocks is in or has ever been in violation in any material respect of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, or nondisclosure agreement. Except as set forth on Schedule 2.17(b), SG Blocks is not a party to or bound by any options, licenses or agreements with respect to the SG Blocks Intellectual Property.  The term “SG Blocks Intellectual Property” means all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property, with the exception of the Trademarks discussed above.

2.18       No Violation. SG Blocks is not (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any SG Blocks Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of SG Blocks is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on SG Blocks.

2.19       Taxes. Except as set forth on Schedule 2.19, SG Blocks has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which SG Blocks is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of SG Blocks by any tax authority is presently in progress, nor has SG Blocks been notified in writing of any request for such an audit or other examination.  To SG Blocks’s knowledge, it does not have any liability for any unpaid taxes which have not been accrued for or reserved on SG Blocks’ balance sheets included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of SG Blocks in the ordinary course of business, none of which is material to the business, results of operations or financial condition of SG Blocks or, if any such account is material, it has been accrued on the books and records of SG Blocks in accordance with U.S. GAAP.

2.20       No Broker’s Fees.  SG Blocks has not incurred any liability, nor will it incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which will become the liability of CDSI or will be a liability of the Surviving Subsidiary to be paid after Closing except for the obligation to issue shares of CDSI Common Stock to Ladenburg Thalmann & Co. Inc. (“Ladenburg”) as set forth in Section 5.19.

2.21       Insurance.  Schedule 2.21 sets forth SG Blocks’ material all risk, auto liability, general comprehensive liability and product liability insurance polices currently in force and covering the assets, business, equipment, properties and operations of SG Blocks.  To SG Blocks’ knowledge, such insurance is in such amounts and covering such risks as is customary for companies engaged in similar businesses in similar industries.

2.22       No Labor Disputes. No labor problem or dispute with the employees of SG Blocks exists, or, to SG Blocks’ knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect. SG Blocks is not aware that any key employee or significant group of employees of SG Blocks plans to terminate employment with SG Blocks.  SG Blocks is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by SG Blocks and SG Blocks is not aware of any activities or proceedings of any labor union to organize any such employees.

2.23       Defined Benefit Plans. SG Blocks has not maintained or contributed to a defined benefit plan as defined in Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No plan maintained or contributed to by SG Blocks that is subject to ERISA (an “ERISA Plan”) (or any trust created thereunder) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code that could subject SG Blocks to any material tax penalty on prohibited transactions and that has not adequately been corrected. Each ERISA Plan is in compliance in all material respects with all reporting, disclosure and other requirements of the Code and ERISA as they relate to such ERISA Plan, except for any noncompliance which would not result in the imposition of a material tax or monetary penalty. With respect to each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code, either (i) a determination letter (or opinion letter, if applicable) has been issued by the Internal Revenue Service stating that such ERISA Plan and the attendant trust are qualified thereunder, or (ii) the remedial amendment period under Section 401(b) of the Code with respect to the establishment of such ERISA Plan has not ended and a determination letter application will be filed with respect to such ERISA Plan prior to the end of such remedial amendment period. SG Blocks has never completely or partially withdrawn from a “multiemployer plan,” as defined in Section 3(37) of ERISA.

2.24       Compliance with Environmental Laws. SG Blocks (a) is in material compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of human health and safety or the environment which are applicable to its businesses (“Environmental Laws”), (b) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 2.24 as would not, individually or in the aggregate, have a Material Adverse Effect.

2.25       Minute Books. The minute books of SG Blocks representing all existing records of all meetings and actions of the board of directors or managers (including any committees thereof) and stockholders or members (collectively, the “Corporate Records”) of SG Blocks since its formation through the date of the latest meeting and action have been made available to CDSI. All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records.

2.26       Foreign Corrupt Practices. Neither SG Blocks nor, to SG Blocks’ knowledge, any other person associated with or with the authority to act on behalf of SG Blocks, including without limitation any director, officer, agent or employee of SG Blocks has, directly or indirectly, while acting on behalf of SG Blocks (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.  SG Blocks’ internal accounting controls and procedures are sufficient to cause it to comply with the FCPA.

2.27       Money Laundering Laws. The operations of SG Blocks are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering statutes of all governmental bodies or regulatory agencies having jurisdiction over SG Blocks, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency with jurisdictions over SG Blocks (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving SG Blocks with respect to the Money Laundering Laws is pending, or to the knowledge of SG Blocks, threatened against SG Blocks.

2.28        OFAC. None of SG Blocks or, to the knowledge of SG Blocks, any director, officer, agent, employee or affiliate of SG Blocks, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

2.29       Proprietary Information Agreements.  Each current employee and officer of SG Blocks has executed an agreement with SG Blocks regarding the protection of SG Blocks’ confidentiality and proprietary information.  SG Blocks is not aware that any of its current employees or officers is in violation thereof, and SG Blocks will use its reasonable commercial efforts to prevent any such violation prior to the Closing.  SG Blocks is not aware that any former employee failed to execute similar agreements with SG Blocks or that any such former employee is in violation of any such agreement.

2.30       Solvency.  SG Blocks has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

2.31       Related Party Transactions.  Except as set forth on Schedule 2.31, no employee, officer, member, stockholder or director of SG Blocks or a member of any of the foregoing individuals’ immediate family (collectively, “Related Parties”) is indebted to SG Blocks, nor is SG Blocks indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of SG Blocks and (iii) for other standard employee benefits made generally available to all employees (not including stock option agreements outstanding under any stock option plan approved by the Board of Directors of SG Blocks).  To SG Blocks’ knowledge, no Related Party has any direct or indirect ownership interest in any firm or corporation with which SG Blocks is affiliated or with which SG Blocks has a business relationship, or any firm or corporation that competes with SG Blocks, except that Related Parties may own stock in publicly traded companies that may compete with SG Blocks.  To the best of SG Blocks’ knowledge, except as set forth on Schedule 2.31, no Related Party is, directly or indirectly, interested in any SG Blocks Contract with SG Blocks (other than such contracts as relate to any such person’s ownership of capital stock or other securities of SG Blocks or such person’s employment with SG Blocks).

2.32       Representations and Warranties Complete.  The representations and warranties of SG Blocks included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder (excluding any and all drafts of such documentation), are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.33       Survival of Representations and Warranties.  The representations and warranties of SG Blocks set forth in this Agreement shall survive the Closing until, and shall terminate and be of no further force or effect on, the Escrow Release Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CDSI

Subject to the exceptions set forth in Schedule 3 attached hereto (the “CDSI Schedule”), each of CDSI and Merger Sub represent and warrant to, and covenant with, SG Blocks and the Signing Stockholders, as follows:

3.1         Organization.  Each of CDSI and Merger Sub is duly organized and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of CDSI and Merger Sub has full corporate power and authority to own its properties and to conduct its business as currently contemplated, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.  Each of CDSI and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by SG Blocks to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CDSI or Merger Sub.

3.2         Subsidiaries.  Other than CDSI’s ownership of Merger Sub, neither CDSI nor Merger Sub presently own an interest in any other corporation, association or other business entity.  Neither CDSI nor Merger Sub is a party to any joint venture, partnership or similar arrangement.

3.3         SEC Filings; Financial Statements.

(a)           CDSI has made available to SG Blocks a correct and complete copy of each report, registration statement and definitive proxy statement filed by CDSI with the SEC (the “CDSI SEC Reports”), which are all the forms, reports and documents required to be filed by CDSI with the SEC prior to the date of this Agreement.  All CDSI SEC Reports required to be filed by CDSI during the last two fiscal years and the interim period prior to the date of this Agreement were filed in a timely manner.  As of their respective dates the CDSI SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CDSI SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in this Article III CDSI makes no representation or warranty whatsoever concerning any CDSI SEC Report as of any time other than the date or period with respect to which it was filed.

(b)          Each set of financial statements (including, in each case, any related notes thereto) contained in CDSI SEC Reports, including each CDSI SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of CDSI at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on CDSI taken as a whole.

(c)           Merger Sub has never made any filing with the SEC and it neither is, nor ever has been, required to make any such filing.

3.4         No Liabilities. Except as set forth on Schedule 3.4, neither CDSI nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in any CDSI SEC Report that are, individually or in the aggregate, material to the business, results of operations or financial condition of CDSI, except (i) liabilities provided for in or otherwise disclosed in a balance sheet or in the related notes to the financial statements included in any CDSI SEC Report or (ii) liabilities incurred since December 31, 2010 in the ordinary course of business, none of which would reasonably be expected to have a Material Adverse Effect.

3.5         Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between either CDSI or Merger Sub or any of their respective subsidiaries and an unconsolidated or other off balance sheet entity that is not disclosed in the financial statements included in the CDSI SEC Reports or that otherwise could be reasonably likely to have a Material Adverse Effect.

3.6         Absence of Material Changes. Except as contemplated by this Agreement, since December 31, 2010, neither CDSI nor Merger Sub has incurred any Material Adverse Change (except as otherwise contemplated by clauses (i) through (ii) in Section 3.4, above).

3.7         Legal Proceedings. There is not pending or, to the knowledge of CDSI or Merger Sub, threatened or contemplated, any action, suit or proceeding to which CDSI or Merger Sub is a party or of which any property or assets of CDSI or Merger Sub is the subject before or by any court or governmental agency, authority or body, or any arbitrator, which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

3.8         Contracts. Except as set forth in the CDSI SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality, nondisclosure and indemnification agreements with executive officers and directors, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations of any kind, whether written or oral, to which CDSI or Merger Sub is a party or by or to which any of the properties or assets of CDSI or Merger Sub may be bound, subject or affected, which either (a) creates or imposes a liability greater than $5,000, or (b) may not be cancelled by CDSI or Merger Sub on less than 30 days’ or less prior notice (“CDSI Contracts”) without penalty.  All CDSI Contracts are listed in Schedule 3.8.  Each of the CDSI Contracts which purports by its terms to be in effect is valid and in full force and effect, is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors’ rights generally and general principles of equity, and will continue to be so immediately following the Effective Date.

3.9         Due Authorization and Enforceability.  Each of CDSI and Merger Sub has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to engage in the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation by CDSI and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of CDSI and Merger Sub (including the approval by its boards of directors), and no other corporate proceedings on the part of CDSI or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the DGCL and the terms and conditions of this Agreement, other than the filing of the Information Statement by CDSI on Schedule 14(f) (“Schedule 14(f))” as set forth in Section 5.2.  This Agreement and the other agreements and documents contemplated hereby have been duly authorized, executed and delivered by CDSI and Merger Sub, and each constitutes a valid, legal and binding obligation of CDSI and Merger Sub, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.10       No Conflict. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by CDSI and Merger Sub and the consummation of the transactions herein and therein contemplated by CDSI and Merger Sub will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over CDSI or Merger Sub or any of its properties, (B) any agreement or instrument to which CDSI or Merger Sub is a party or by which it is bound or to which any of its property is subject, or (C) CDSI’s or Merger Sub’s Charter Documents, except, as it pertains to clauses (A) and (B), as would not individually or in the aggregate reasonably be expected have a Material Adverse Effect on CDSI or Merger Sub.

3.11       No Consents Required. Except for the filing of the Certificate of Merger with the appropriate authorities pursuant to the DGCL, the filing of an amendment to CDSI’s Charter Documents to provide for the change in CDSI’s name to “SG Blocks, Inc.” and an increase in the number of authorized shares of CDSI Common Stock to 100,000,000, and the filing of the Schedule 14(f) and waiting the requisite waiting periods for notice (as set forth in Section 5.2), no consent, approval, authorization or order of, or filing with, any Governmental Entity is required for the execution, delivery and performance of this Agreement by CDSI and Merger Sub or for the consummation of the transactions contemplated hereby by CDSI and Merger Sub, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which SG Blocks is licensed or qualified to do business, (ii) for the filing of any notifications required under the HSR Act, and the expiration of the required waiting period thereunder and (iii) where the failure to obtain such consents, approvals, authorizations, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CDSI or Merger Sub or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.12       Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of CDSI consists of 25,000,000 shares of CDSI Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“CDSI Preferred Stock”), of which 3,270,000 shares of CDSI Common Stock are issued and outstanding and no shares of CDSI Preferred Stock are issued and outstanding.   All issued and outstanding shares of CDSI Common Stock are fully paid, nonassessable and validly issued in compliance with Applicable Law, federal and state securities laws, and the rules and regulations of the United States Securities and Exchange Commission.  Other than the CDSI Common Stock and CDSI Preferred Stock, CDSI has no class or series of securities authorized by its Charter Documents.

(b)          As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share (“Merger Sub Stock”), of which 50 shares are issued and outstanding.  There are no options, warrants, voting agreements or other rights outstanding with respect to the Merger Sub Stock.

(c)          There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from CDSI any shares of the capital stock of CDSI.

3.13       Preemptive Rights. There are no statutory or contractual preemptive rights or other rights to subscribe for or to purchase, any securities of CDSI or Merger Sub pursuant to the Charter Documents or CDSI or Merger Sub or any agreement or other instrument to which CDSI or Merger Sub is a party or by which CDSI or Merger Sub is bound.

3.14       Registration Rights.  No person has any right to require CDSI to register any shares of CDSI Common Stock under the Securities Act.

3.15       Permits. CDSI and Merger Sub hold, and are operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of their respective business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and each of CDSI and Merger Sub is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees.

3.16       Good Title to Property. Neither CDSI nor Merger Sub owns or leases any real property or personal property.  There are no options or other contracts under which CDSI or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.17       Intellectual Property. Neither CDSI nor Merger Sub owns, licenses or otherwise has any right, title or interest in any intellectual property or trademarks.

3.18       No Violation. Neither CDSI nor Merger Sub is (A) in violation of its Charter Documents, (B) in material breach of or otherwise in material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default in the performance of any material obligation, agreement or condition contained in any CDSI Contract, to which it is subject or by which it may be bound, or to which any of the material property or assets of CDSI or Merger Sub is subject or (C) in violation of any Legal Requirements with respect to the conduct of its business, the ownership or operation of its business, or the issuance of its capital stock, except for violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on CDSI or Merger Sub.

3.19       Taxes. Each of CDSI and Merger Sub has timely filed (or requested in good faith an extension to the filing of) all federal, state, local and foreign income and franchise tax returns required to be filed and is not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which SG Blocks is contesting in good faith.  All such returns are true, correct and complete in all material respects.  No audit or other examination of any return of CDSI or Merger Sub by any tax authority is presently in progress, nor has CDSI or Merger Sub been notified in writing of any request for such an audit or other examination.  Neither CDSI nor Merger Sub has any liability for any unpaid taxes which have not been accrued for or reserved on CDSI’s or Merger Sub’s balance sheets included in the financial statements filed with the CDSI SEC Reports, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid taxes that may have been accrued since the end of the most recent fiscal year in connection with the operation of the business of CDSI or Merger Sub in the ordinary course of business, none of which is material to the business, results of operations or financial condition of CDSI or Merger Sub or, if any such account is material, it has been accrued on the books and records of CDSI or Merger Sub in accordance with U.S. GAAP.

3.20       No Broker’s Fees.  Neither CDSI nor Merger Sub has incurred any liability, nor will either incur, directly or indirectly, any liability, for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.21       Insurance.  Neither CDSI nor Merger Sub maintains any insurance policies.

3.22       No Labor Disputes. No labor problem or dispute with the employees of CDSI or Merger Sub exists, or, to CDSI’s or Merger Sub’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect.  Neither CDSI nor Merger Sub is aware that any key employee or significant group of employees of CDSI or Merger Sub plans to terminate employment with CDSI or Merger Sub.  Neither CDSI nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by CDSI or Merger Sub and neither CDSI or Merger Sub is aware of any activities or proceedings of any labor union to organize any such employees.

3.23       Defined Benefit Plans. Neither CDSI nor Merger Sub maintains, or has any liability under, any ERISA Plan.

3.24       Compliance with Environmental Laws. Each of CDSI and Merger Sub (a) is in compliance with any and all applicable Environmental Laws, (b) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business; and (c) has not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of subsections (a), (b) and (c) of this Section 3.24 as would not, individually or in the aggregate, have a Material Adverse Effect.

3.25       Minute Books. The Corporate Records of CDSI and Merger Sub since their respective dates of formation through the date of the latest meeting and action have been made available to SG Blocks. All such Corporate Records are complete and accurately reflect, in all material respects, all transactions referred to in such Corporate Records.

3.26       Foreign Corrupt Practices. Neither CDSI nor Merger Sub nor, to CDSI’s nor Merger Sub’s knowledge, any other person associated with or with the authority to act on behalf of CDSI or Merger Sub, including without limitation any director, officer, agent or employee of CDSI or Merger Sub has, directly or indirectly, while acting on behalf of CDSI or Merger Sub (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or failed to disclose fully any contribution in violation of law, (ii) made any payment to any federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof, (iii) violated or is in violation of any provision of the FCPA or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payments.  CDSI’s internal accounting controls and procedures are sufficient to cause it to comply with the FCPA.

3.27       Money Laundering Laws. The operations of CDSI and Merger Sub are and have been conducted at all times in compliance in all material respects with applicable Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving CDSI or Merger Sub with respect to the Money Laundering Laws is pending, or to the knowledge of CDSI or Merger Sub, threatened against CDSI or Merger Sub.

3.28       OFAC. None of CDSI, Merger Sub or, to the knowledge of CDSI or Merger Sub, any director, officer, agent, employee or affiliate of CDSI or Merger Sub, is currently subject to any U.S. sanctions administered by the OFAC.

3.29       Related Party Transactions.  Except as set forth on Schedule 3.29, no CDSI or Merger Sub Related Parties are indebted to CDSI or Merger Sub, nor is CDSI or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them. To CDSI’s knowledge, except as set forth on Schedule 3.29, no CDSI or Merger Sub Related Party has any direct or indirect ownership interest in any firm or corporation with which CDSI or Merger Sub is affiliated or with which CDSI or Merger Sub has a business relationship, or any firm or corporation that competes with CDSI or Merger Sub, except that Related Parties may own stock in publicly traded companies that may compete with SG Blocks, CDSI or Merger Sub.  To the best of CDSI’s knowledge, except as set forth on Schedule 3.29, no Related Party is, directly or indirectly, interested in any CDSI Contract with CDSI or Merger Sub (other than such contracts as relate to any such person’s ownership of capital stock or other securities of CDSI or such person’s employment with CDSI).

3.30       Representations and Warranties Complete.  The representations and warranties of CDSI and Merger Sub included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.31       Survival of Representations and Warranties.  The representations and warranties of CDSI and Merger Sub set forth in this Agreement shall survive until and terminate at the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1         Conduct of Business by CDSI, Merger Sub and SG Blocks.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of CDSI, Merger Sub and SG Blocks shall, except to the extent that the other party shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 4.1, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws and regulations (except where noncompliance would not be reasonably expected to have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts  consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement and except as set forth in Schedule 4.1, without the prior written consent of the other party, which cannot be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of CDSI, Merger Sub and SG Blocks shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           With respect to SG Blocks, sell, transfer or license to any person or otherwise extend, amend or modify any material rights to any SG Blocks Intellectual Property or SG Blocks Trademarks, or enter into grants to sell, transfer or license to any person future patent rights, except in the ordinary course of business consistent with past practice;

(d)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of such capital stock;

(f)           Except as contemplated by this Agreement, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g)           Amend its Charter Documents;

(h)           Except as contemplated by this Agreement, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of CDSI or SG Blocks, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i)            Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j)            Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CDSI or SG Blocks, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices or to conform to the requirements of any Applicable Law;

(l)            Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements included in the CDSI SEC Reports filed prior to the date of this Agreement or SG Blocks’ Draft Audited Financial Statements, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which SG Blocks is a party or of which SG Blocks is a beneficiary or to which CDSI is a party or of which CDSI is a beneficiary, as applicable;

(m)          Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material SG Blocks Contract or CDSI Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $100,000 in any 12-month period;

(p)           Settle any litigation where the consideration given is other than monetary or to which a Related Party is a party;

(q)           Make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

(r)           Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s)           Permit any Person to exercise any of its discretionary rights under any ERISA Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)           Make capital expenditures except in accordance with prudent business and operational practices consistent with past practices;

(u)           Make or omit to take any action which would be reasonably expected to have a Material Adverse Effect;

(v)           Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practices;  or

(w)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

4.2         Exclusivity.

(a)           SG Blocks and each Signing Stockholder shall not, and SG Blocks and each Signing Stockholder shall cause SG Blocks’ officers, directors, employees, representatives and agents, as applicable, not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any person or entity (other than the CDSI) concerning any Merger Transaction (defined below) or (ii) take any other action intended or designed to facilitate the efforts of any person or entity (other than CDSI) relating to a possible Merger Transaction.  For purposes of this Agreement, the term “Merger Transaction” shall mean any of the following involving SG Blocks or any subsidiary of SG Blocks: (i) any merger, consolidation, share exchange, business combination or other similar transaction; or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of SG Blocks or subsidiaries (other than in the normal course of business consistent with past practice) or any shares of the capital stock of SG Blocks or any subsidiary in a single transaction or series of transactions.

(b)           In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into a Merger Transaction, communicated to SG Blocks, any Signing Stockholder or any of SG Blocks’ officers, directors or employees or any of their representatives or agents, such party shall immediately (and in no less than 48 hours) give written notice of same to the CDSI.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1         SG Blocks Stockholder Approval. Promptly following the execution of this Agreement, SG Blocks shall either call a special meeting of stockholders to be held as promptly as practicable following the execution of this Agreement or seek consent from the holders of a majority of the outstanding SG Blocks Common Stock for the purpose of, among others, approving the Merger contemplated herein. In connection therewith, SG Blocks shall promptly prepare and distribute either a proxy statement or information statement (the “Proxy Statement/Information Statement”) for dissemination to each holder of shares of SG Blocks Common Stock, sufficient for them to make a decision to approve the Merger and acquire the CDSI Common Stock on consummation of the Merger on the basis of an exemption from the registration provisions of the Securities Act.  CDSI shall as promptly as practical provide SG Blocks with copies of the CDSI SEC Reports and such other information (but not material non-public information) as may be necessary in connection with the provision of the Proxy Statement/Information Statement.

5.2         Schedule 14(f) of CDSI.

(a)           As of the date of this Agreement, CDSI has obtained the consent of a majority of its outstanding shares of Common Stock in accordance with the DGCL to approve (i) the Merger and this Agreement and the transactions contemplated hereby, (ii) an increase in the number of authorized shares of CDSI Common Stock to 100,000,000, (ii) the change of the name of CDSI to “SG Blocks, Inc.” and (iii) the adoption of an equity incentive plan to be effective upon consummation of the Merger.

(b)           As promptly as practicable after the execution of this Agreement, CDSI shall file with the SEC and distribute the Schedule 14(f) for the purpose of notifying the holders of CDSI Common Stock prior to the Merger of the approval of the matters set forth in Section 5.2(a) together with such matters as CDSI may deem necessary.

(c)           SG Blocks shall cooperate and use its best efforts to supply CDSI with all requisite information necessary that CDSI requests to complete the Schedule 14(f).

(d)           The information supplied by SG Blocks in response to requests by CDSI  for inclusion in the Schedule 14(f) shall not, at the time the Schedule 14(f) is filed with the SEC or distributed to the holders of CDSI Common Stock prior to the Merger and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

(e)           The information as being supplied by CDSI for inclusion in the Schedule 14(f) shall not, at the time the Schedule 14(f) is filed with the SEC or distributed to the holders of CDSI Common Stock prior to the Merger and on the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading.

(f)           If, at any time prior to the Effective Date, any event or circumstance relating to SG Blocks, CDSI, Merger Sub or any of their respective officers or directors should be discovered which should be set forth in an amendment to the Schedule 14(f), such party shall promptly inform the other and CDSI shall promptly file and distribute such amendment to the Schedule 14(f).

(g)           All documents that CDSI is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

5.3         Blue Sky Compliance. CDSI shall use its commercially reasonable efforts to avail itself of any exemptions or to qualify or otherwise register the shares of CDSI Common Stock to be issued pursuant to the Merger under the securities or Blue Sky Laws of every jurisdiction of the United States in which a SG Blocks stockholder has an address on the records of SG Blocks, on the record date for determining SG Blocks stockholders entitled to notice of and to vote on the Merger, except any such jurisdiction with respect to which counsel for CDSI has determined that such qualification is not required under the securities or Blue Sky Laws of such jurisdiction.

5.4         Directors and Officers of CDSI and Surviving Subsidiary After Merger.

(a)          Immediately after the Effective Date, the Board of Directors of CDSI will be made up of the following individuals, in accordance with the Schedule 14(f):

(i)           Paul Galvin;

(ii)          Joseph Tacopina;

(iii)         Stevan Armstrong;

(iv)         J. Scott Magrane;

(v)          Claudia Walters;

(vi)         Richard J. Lampen; and

(vii)        J. Bryant Kirkland.

(b)         Immediately after the Effective Date, the officers of CDSI shall be, in accordance with the Schedule 14(f):

(i)           Paul Galvin – Chief Executive Officer;

(ii)           Brian Wasserman – Chief Financial Officer;

(iii)         Stevan Armstrong – President and Chief Operating Officer; and

(iv)         Jennifer Strumingher – Chief Administrative Officer.

(c)          Immediately after the Effective Date, the directors and officers of the Surviving Subsidiary shall be:

(i)           Paul Galvin – Chief Executive Officer;

(ii)          Brian Wasserman – Chief Financial Officer;

(iii)         Stevan Armstrong – President and Chief Operating Officer; and

(iv)         Jennifer Strumingher – Chief Administrative Officer.

5.5         HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, CDSI and SG Blocks shall each prepare and file the notifications and any other information required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notifications in accordance with all applicable requirements of all Governmental Entities.  CDSI and SG Blocks shall cooperate in good faith with each other and such Governmental Entities.  CDSI and SG Blocks shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, (c) request an early termination of the waiting period under the HSR Act and (d) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation.  Filing fees with respect to the notifications required under the HSR Act shall be shared equally by CDSI and SG Blocks.

5.6         Other Actions.

(a)         As promptly as practicable after execution of this Agreement, CDSI shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which SG Blocks shall review, comment upon and approve (which approval shall not be unreasonably withheld or delayed) prior to filing.  Any language included in the Signing Form 8-K, may henceforth be used by CDSI in other filings made by it with the SEC and in other documents distributed by CDSI in connection with the transactions contemplated by this Agreement without further review or consent of SG Blocks.  Promptly after the execution of this Agreement, CDSI and SG Blocks shall also mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)         CDSI and SG Blocks shall cooperate with each other to prepare a draft Form 8-K announcing the Closing and to include the Financial Statements prepared by SG Blocks and Marcum LLP, SG Blocks’ accountant (“Marcum”), and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”).  Prior to Closing, CDSI and SG Blocks shall mutually agree on and issue a press release announcing the consummation of the Merger hereunder (“Closing Press Release”).  Concurrently with the Closing, CDSI shall distribute the Closing Press Release.  Concurrently with the Closing, or as soon as practicable thereafter, CDSI shall file the Closing Form 8-K with the Commission.

(c)          SG Blocks and CDSI shall further cooperate with each other and use their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity.

5.7         Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Schedule 14f, the Proxy Statement/Information Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of CDSI and/or SG Blocks to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby, and for such other reasonable purposes, SG Blocks and CDSI each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors of CDSI and SG Blocks to be elected effective as of the Closing pursuant to Section 5.4 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of SG Blocks and CDSI to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.8         Confidentiality; Access to Information.

(a)          Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information (“Confidential Information”) received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  A party may disclose the Confidential Information to its  financial advisors, accountants, counsel and other representatives (collectively “Advisors”), provided that such Advisors agree to be bound by the provisions of this Section 5.8 and the party disclosing Confidential Information to its Advisors is responsible for such Advisor’s compliance with this Section 5.8.  Such confidentiality obligations will not apply to (i) information which was known to a party or its respective agents prior to receipt from the other party; (ii) information which is or becomes generally known other than by breach of the covenants set forth in this Section 5.8; (iii) information acquired by a party or its respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article VIII hereof, each party (x) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (y) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)         Access to Information.

(i)           SG Blocks will afford CDSI and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and key personnel of SG Blocks during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which of which have been disclosed to CDSI), to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of SG Blocks as CDSI may reasonably request.  No information or knowledge obtained by CDSI in any investigation pursuant to this Section 5.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)           CDSI will afford SG Blocks and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of CDSI during the period prior to the Closing, and subject to any applicable confidentiality agreements with third parties (the existence and scope of which have been disclosed to SG Blocks), to obtain all information concerning the business, including properties, results of operations and personnel of CDSI, as SG Blocks may reasonably request.  No information or knowledge obtained by SG Blocks in any investigation pursuant to this Section 5.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.9         Public Disclosure.  From the date of this Agreement until Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare and mutually agree upon all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transactions contemplated hereby without the prior consent of CDSI (in the case of SG Blocks) or SG Blocks (in the case of CDSI), except as otherwise provided by this Agreement or as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any party determines with the advice of counsel that it is required to make this Agreement or any terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants, investors, and other professional advisors.

5.10       Commercially Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, CDSI and its board of directors, and SG Blocks and its board of directors, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require CDSI or SG Blocks to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.11       Lock Up Agreements; Sale Restrictions.  Concurrently with the execution of this Agreement, each person or entity listed on Schedule 1.13, representing all of the officers and directors of SG Blocks and each stockholder of SG Blocks currently owning in excess of 20% of the SG Blocks Common Stock, is executing a Lock Up Agreement.  No sales of shares of CDSI Common Stock issued as a result of the Merger shall be made by any of the foregoing individuals or entities during the period prescribed by and as otherwise permitted pursuant by the Lock Up Agreements.

5.12       No Securities Transactions.  Neither SG Blocks nor the Signing Stockholders nor any of their respective affiliates, directly or indirectly, shall engage in any transactions involving the securities of CDSI prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  SG Blocks shall use its commercially reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.13       Disclosure of Certain Matters.  Each of CDSI and SG Blocks will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives rise to the reasonable expectation by such party that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of SG Blocks or CDSI, or (e) would require any amendment or supplement to the Schedule 14f.  The parties shall have the obligation to supplement or amend SG Blocks Schedules and CDSI Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14       Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)          All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of CDSI as provided in the Charter Documents of CDSI or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)          For a period of six (6) years after the Closing Date, CDSI shall cause to be maintained in effect policies of directors’ and officers’ liability insurance with coverage and amounts as set forth on Schedule 5.14 with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)          If CDSI or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CDSI assume the obligations set forth in this Section 5.14.

(d)          The provisions of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of CDSI for all periods ending on or before the Closing Date and may not be changed without the consent of Committee.

5.15       Insider Loans; Equity Ownership in Subsidiaries.  SG Blocks shall use its commercially reasonable best efforts to cause each Insider of SG Blocks or its subsidiaries to, at or prior to Closing (i) repay to SG Blocks any loan by SG Blocks to such Person and any other amount owed by such Person to SG Blocks; (ii) cause any guaranty or similar arrangement pursuant to which SG Blocks has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any subsidiary of SG Blocks or in any other Person that utilizes the name “SG Blocks” or any other names comprising the Intellectual Property or any derivative thereof.

5.16       [Intentionally Omitted]

5.17       Access to Financial Information.  SG Blocks will, and will cause its auditors to (a) continue to provide CDSI and its advisors access to all of SG Blocks’ financial information used in the preparation of its Financial Statements and Draft Audited Financial Statements and (b) cooperate fully with any reviews performed by CDSI or its advisors of any such financial statements or information.

5.18       Audited Financial Statements.  SG Blocks shall use its best efforts to deliver to CDSI the Audited Financial Statements on or prior to July 29, 2011.  The Audited Financial Statements shall be audited by Marcum and shall comply with U.S. GAAP.

5.19       Additional Issuances.  Upon consummation of the Merger, CDSI shall issue to Ladenburg an aggregate of 408,750 shares of CDSI Common Stock in accordance with existing agreements between SG Blocks and Ladenburg.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1         Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          SG Blocks Stockholder Approval.  The Merger shall have been approved by the stockholders of SG Blocks by the requisite vote under the laws of the State of Delaware and holders of less than 10% of SG Blocks Common Stock shall have requested appraisal of their shares pursuant to the DGCL.

(b)          Schedule 14(f). The Schedule 14(f) shall have been distributed by CDSI not less than 10 days prior to the Closing Date to all the holders of shares of CDSI Common Stock as of the date of distribution which will be a day prior to the Closing Date in accordance with the Securities Act and Exchange Act and the rules and regulations thereunder promulgated by the SEC.

(c)          HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired, and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

6.2         Additional Conditions to the Obligations of SG Blocks and the Signing Stockholders.  The obligations of SG Blocks and the Signing Stockholders to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by SG Blocks:

(a)          Representations and Warranties.  Each representation and warranty of CDSI and Merger Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date,  and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to any immaterial corrections or updates pursuant to Section 5.13, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. SG Blocks shall have received a certificate with respect to the foregoing signed on behalf of CDSI and Merger Sub by an authorized officer of CDSI and Merger Sub (“CDSI Closing Certificate”).

(b)          Agreements and Covenants.  Each of CDSI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the CDSI Closing Certificate shall include a provision to such effect.

(c)          No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of CDSI to issue the securities contemplated by this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents.  Each of CDSI and Merger Sub shall have obtained the consents, waivers and approvals set forth on Schedule 6.2(d).

(e)          Material Adverse Effect.  No Material Adverse Effect with respect to CDSI or Merger Sub shall have occurred since the date of this Agreement.

(f)           SEC Compliance.  Immediately prior to Closing, CDSI shall be in compliance in all material respects with the reporting requirements under the Securities Act and Exchange Act.

(g)         Opinion of Counsel.  SG Blocks shall have received an opinion of counsel from Graubard Miller, counsel to CDSI, to be mutually and reasonably agreed upon by SG Blocks and CDSI.

(h)         Other Deliveries.  At or prior to Closing, CDSI shall have delivered to SG Blocks (i) copies of resolutions and actions taken by CDSI’s or Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by SG Blocks and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of CDSI and Merger Sub.

(i)           Resignations. The persons listed in Schedule 6.2(i) shall have resigned from the positions and offices listed in Schedule 6.2(i) with CDSI to be effective at the Effective Time.

(j)           Escrow Agreement. The Escrow Agreement shall have been executed and delivered by CDSI and shall be in full force and effect with respect to CDSI.

6.3         Additional Conditions to the Obligations of CDSI and Merger Sub.  The obligations of CDSI and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by CDSI:

(a)         Representations and Warranties.  Each representation and warranty of SG Blocks and the Signing Stockholders contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to any immaterial corrections or updates pursuant to Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to any immaterial corrections or updates pursuant to Section 5.13, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date.  CDSI shall have received a certificate with respect to the foregoing (to the extent the foregoing pertains to the representations and warranties of SG Blocks) signed on behalf of SG Blocks by an authorized officer of SG Blocks (“SG Blocks Closing Certificate”).

(b)         Agreements and Covenants.  SG Blocks and the Signing Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, and SG Blocks Closing Certificate shall include a provision to such effect.

(c)         No Litigation.  No action, suit or proceeding shall be pending or threatened in writing before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of SG Blocks to issue the securities contemplated by this Agreement or CDSI to own, operate or control any of the assets and operations of SG Blocks following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)         Consents.  SG Blocks shall have obtained the consents, waivers and approvals set forth on Schedule 6.3(d).

(e)          Material Adverse Effect.  No Material Adverse Effect with respect to SG Blocks shall have occurred since the date of this Agreement.

(f)           Lock Up Agreements.  The Lock Up Agreements shall have been executed and delivered and shall be in full force and effect.

(g)          Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Representative and shall be in full force and effect with respect to the Representative.

(h)          Representation Letters. Representation Letters from each holder of shares of SG Blocks Common Stock shall have been delivered to CDSI and no more than 35 of such holders shall have indicated that they are not an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(i)           Opinion of Counsel.  CDSI shall have received an opinion of counsel from Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel to SG Blocks, to be mutually and reasonably agreed upon by SG Blocks and CDSI.

(j)           Other Deliveries.  At or prior to Closing, SG Blocks shall have delivered to CDSI:  (i) copies of resolutions and actions taken by SG Blocks' board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, (ii) such other documents or certificates as shall reasonably be required by CDSI and its counsel in order to consummate the transactions contemplated hereunder, and (iii) a certificate attesting to the incumbency of the officers of SG Blocks.

(k)           Insider Loans; Equity Ownership in Subsidiaries.  All outstanding indebtedness owed by any Related Party of SG Blocks shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.31, and all outstanding guaranties and similar arrangements pursuant to which SG Blocks has guaranteed the payment or performance of any obligations of any Related Party of SG Blocks to a third party shall have been terminated, and no Related Party shall own any direct equity interests in any subsidiary of SG Blocks or in any other Person that utilizes the name “SG Blocks” or any other name comprising the SG Blocks Intellectual Property or any derivative thereof.

(l)          Financial Statements.

(i)           The Audited Financial Statements shall not be materially different than the Draft Audited Financial Statements, and the audit report on the Audited Financial Statements shall not contain any material qualifications not contained in the Draft Audited Financial Statements, or omit any material qualifications contained in the Draft Audited Financial Statements, and shall not utilize any accounting procedure that is materially different from that used in connection with the Draft Audited Financial Statements with respect to any material item set forth in the Audited Financial Statements.

(ii)           The Unaudited Financial Statements will reflect that SG Blocks will have at least $1,000,000 of total revenues.

ARTICLE VII

INDEMNIFICATION

7.1         Indemnification of CDSI.

(a)           Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), CDSI and its representatives, successors and permitted assigns (the “CDSI Indemnitees”) shall be indemnified, defended and held harmless with respect to the matters under Sections 7.1(a)(i) and 7.1(a)(ii), below, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any CDSI Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of SG Blocks or any of the Signing Stockholders contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by SG Blocks to CDSI pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of SG Blocks or any of the Signing Stockholders contained in this Agreement.

(b)          As used in this Article VII, the term “Losses”, subject to Section 7.4(e) hereof, shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable out-of-pocket legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.  Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the CDSI Indemnitees may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2         Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a CDSI Indemnitee by a Person other than SG Blocks or a Signing Stockholder (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)          Notice of Claim.  CDSI, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)         Defense.  The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at the Company’s expense, by written notice to CDSI, to assume the entire control of, subject to the right of CDSI to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to CDSI to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)           the Representative shall diligently and in good faith defend such Third Party Claim and shall keep the Committee reasonably informed of the status of such defense; provided, however, that the Committee shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned except to the extent the settlement relates solely to monetary damages that are indemnified fully under Section 7.1; and

(ii)           CDSI and the Committee shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and CDSI and the Committee shall make available to the Representative all pertinent information and documents under its control.

(c)         Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense and, subject to the limitations of Section 7.4, shall pay the reasonable fees and expenses of one counsel retained by CDSI or the Committee if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against a CDSI Indemnitee; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect CDSI or its subsidiaries other than as a result of money damages or other money payments.

(d)         Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by a CDSI Indemnitee against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had the Committee given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, CDSI shall not settle such action. CDSI shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of CDSI, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)          Failure to Defend.  If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, CDSI or the Committee, subject to the limitations of Section 7.4, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)          CDSI Indemnitee Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the CDSI Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any CDSI Indemnitee.

(g)         Representative Consent.  Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3         Insurance and Tax Effect.

(a)           To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, CDSI shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that CDSI Indemnitees shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by CDSI for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative.  If CDSI has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

(b)          To the extent that any Losses that are subject to indemnification pursuant to this Article VII are deductible for income tax purposes by CDSI, SG Blocks or the Merger Sub, as the case may be, the amount of any Loss shall be reduced by the income tax savings to such party as a result of the payment of such Loss.

7.4         Limitations on Indemnification.

(a)           Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by SG Blocks or the Signing Stockholders to CDSI in connection with this Agreement (including the certificate required to be delivered by SG Blocks pursuant to Section 6.3(a)) shall survive the Closing until the Escrow Release Date (the “Survival Period”).

(b)           Any indemnification claim made by CDSI or Merger Sub in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, (i) no claim for indemnification under this Article VII shall be brought after the end of the Survival Period, and (ii) the indemnification rights of CDSI Indemnitees under this Article VII shall terminate and be of no further force or effect.

(c)           Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall be only the amount in excess of the Deductible.

(d)           Aggregate Amount Limitation.  The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares and no CDSI Indemnitee shall have any claim against SG Blocks’ stockholders other than the Escrow Shares during the Escrow Period.

(e)           No Special or Consequential Damages.  In no event shall Losses be deemed to include any special, indirect, consequential or punitive damages.

7.5         Exclusive Remedy.  CDSI on behalf of itself and the other CDSI Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the CDSI Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII.  Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a CDSI Indemnitees’ right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud.

7.6         Adjustment to Purchase Price.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the “purchase price” paid to the stockholders of SG Blocks in connection with business combination between SG Blocks and CDSI, except as otherwise required by Law.

7.7         Representative Capacities; Application of Escrow Shares.  The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the stockholders of SG Blocks in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify the CDSI Indemnitees under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to the CDSI Indemnitees as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares.  Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by CDSI, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by the CDSI Indemnitees pursuant to this Article VII shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, all Escrow Shares remaining in escrow following the Final Escrow Release Date in excess of the Escrow Shares necessary to satisfy any timely filed claim for indemnification shall be released and delivered to the Persons entitled to them on such date.  Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to SG Blocks or any Stockholder or any party hereto for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.  CDSI shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.

ARTICLE VIII

TERMINATION

8.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of CDSI and SG Blocks at any time;

(b)           by either CDSI or SG Blocks if the Merger shall not have been consummated by September 30, 2011; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either CDSI or SG Blocks if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)           by SG Blocks, upon a material breach of any representation, warranty, covenant or agreement on the part of CDSI or Merger Sub set forth in this Agreement, or if any representation or warranty of CDSI or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by CDSI or Merger Sub is curable by CDSI or Merger Sub prior to the Closing Date, then SG Blocks may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from SG Blocks to CDSI or Merger Sub of such breach, provided CDSI and Merger Sub continues to exercise commercially reasonable best efforts  to cure such breach (it being understood that SG Blocks may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by CDSI or Merger Sub is cured during such thirty (30)-day period);

(e)           by CDSI, upon a material breach of any representation, warranty, covenant or agreement on the part of SG Blocks or a Signing Stockholder set forth in this Agreement, or if any representation or warranty of SG Blocks or a Signing Stockholder shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by SG Blocks prior to the Closing Date, then CDSI may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from CDSI to SG Blocks of such breach, provided SG Blocks or such Signing Stockholder continues to exercise commercially reasonable best efforts  to cure such breach (it being understood that CDSI may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by SG Blocks or such Signing Stockholder is cured during such thirty (30)-day period); and

(f)           by either CDSI or SG Blocks, if this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of SG Blocks Common Stock required under the DGCL.

8.2         Notice of Termination; Effect of Termination.

(a)           Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b)           In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following:  (i) Sections 5.8, 5.9, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3         Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the fees and expenses incurred by CDSI shall not exceed $150,000.
ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.8
“Advisors”	Section 5.8
“Affiliate”	Section 10.2(g)
“Agreement”	Heading
“Applicable Law”	Recital A
“Approvals”	Section 2.1
“Audited Financial Statements”	Section 2.3
“Blue Sky Laws”	Section 1.12(b)(iii)
“CDSI”	Heading
“CDSI Closing Certificate”	Section 6.2(a)
“CDSI Common Stock”	Section 1.5(a)
“CDSI Contracts”	Section 3.8
“CDSI Indemnitees”	Section 7.1(a)
“CDSI Preferred Stock”	Section 3.12(a)
“CDSI Schedule”	Article III Preamble
“CDSI SEC Reports”	Section 3.3(a)
“CDSI Warrants”	Section 1.5(c)
“Certificate of Merger”	Section 1.2
“Charter Documents”	Section 10.2(i)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.6(b)
“Closing Press Release”	Section 5.6(b)
“Code”	Section 1.8
“Committee”	Section 1.11(a)
“Confidential Information”	Section 5.8
“Corporate Records”	Section 2.26
“CST&T”	Section 1.10

“Deductible”	Section 7.4(c)
“DGCL”	Recital A
“Disclosure Schedules”	Section 5.13
“Dissenter”	Section 1.14(a)
“Dissenting Shares”	Section 1.14(b)
“Draft Audited Financial Statements”	Section 2.3
“Effective Date”	Section 1.2
“Effective Time”	Section 1.2
“Environmental Laws”	Section 2.24
“ERISA”	Section 2.23
“ERISA Plan”	Section 2.23
“Escrow Agent”	Section 1.10
“Escrow Agreement”	Section 1.10
“Escrow Claims”	Section 1.10
“Escrow Release Date”	Section 1.10
“Escrow Shares”	Section 1.10
“Exchange Act”	Section 1.12(b)(iii)
“Exchange Agent”	Section 1.6(a)
“FCPA”	Section 2.27
“Financial Statements”	Section 2.3
“Governmental Entity”	Section 10.2(h)
“HSR Act”	Section 2.11
“knowledge”	Section 10.2(e)
“Ladenburg”	Section 2.20
“Legal Requirements”	Section 10.2(c)
“Lien”	Section 10.2(f)
“Lock Up Agreements”	Section 1.13
“Losses”	Section 7.1(b)
“Marcum”	Section 5.6(b)
“Material Adverse Change”	Section 10.2(b)
“Material Adverse Effect”	Section 10.2(a)
“Merger”	Recital A
“Merger Sub”	Heading
“Merger Sub Stock”	Section 3.12(b)
“Merger Transaction”	Section 4.2(a)
“Money Laundering Laws”	Section 2.28
“Notice of Claim”	Section 7.2(a)
“OFAC”	Section 2.29
“Person”	Section 10.2(d)
“Proxy Statement/Information Statement”	Section 5.1
“Related Parties”	Section 2.32
“Representative”	Section 1.11(b)
“Representation Letters”	Section 1.15
“Schedule 14(f)”	Section 3.9
“Securities Act”	Section 1.12(b)(iii)
“SG Blocks”	Heading

“SG Blocks Certificates”	Section 1.6(b)
“SG Blocks Closing Certificate”	Section 6.3(a)
“SG Blocks Common Stock”	Section 1.5(a)
“SG Blocks Contracts”	Section 2.8
“SG Blocks Intellectual Property”	Section 2.17(b)
“SG Blocks Schedule”	Article II Preamble
“SG Blocks Trademarks”	Section 2.17(a)
“SG Blocks Warrants”	Section 1.5(c)
“Signing Form 8-K”	Section 5.6(a)
“Signing Press Release”	Section 5.6(a)
“Signing Stockholders”	Heading
“Survival Period”	Section 7.4(a)
“Surviving Subsidiary”	Section 1.1
“Third Party Claim”	Section 7.2
“Unaudited Financial Statements”	Section 2.3
“U.S. GAAP”	Section 2.3

ARTICLE X

GENERAL PROVISIONS

10.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to CDSI, to:

CDSI Holdings Inc.
100 S.E. Second Street, 32nd Floor
Miami, Florida 33131
Attention:            Chief Executive Officer
Telephone:           305-579-8000
Telecopy:             305-579-8009

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone:           212-818-8661
Telecopy:             212-818-8881

if to SG Blocks to:

SG Blocks, Inc.
350 Madison Avenue, 14th Floor
New York, New York 10016
Attention:  Chief Executive Officer
Telephone:  646-747-2424
Telecopy:  212-619-1028

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention:            Kenneth Schlesinger, Esq.
Telephone:           (212) 451-2252
Telecopy:             (212) 451-2222

10.2        Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)           the term “Material Adverse Effect” when used in connection with SG Blocks or CDSI, as the case may be, means any change, event, or occurrence, individually or when aggregated with other changes, events, or occurrences, that is materially adverse to the business, properties, financial condition or results of operations of SG Blocks or CDSI, as applicable, and their respective Subsidiaries, taken as a whole; provided however that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect any changes, events, occurrences or effects arising out of, resulting from or attributable to (A) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (B) earthquakes, hurricanes, tornados or other natural disasters, (C) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (D) changes in the general national or regional economic conditions, or (E) any actions arising from actions that SG Blocks or CDSI are required to take hereunder.

(b)           the term “Material Adverse Change” when used in connection with SG Blocks or CDSI, as the case may be, means: (i) the incurrence of any material liabilities or obligations, direct or contingent, or the entry into any material transactions, or the declaration or payment of any dividends or distributions of any kind with respect to its capital stock; (ii) any change in the capital stock (other than a change in the number of outstanding shares due to the issuance of shares upon the exercise of outstanding options or warrants); (iii) any material change in the short-term or long-term debt, or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options or other equity awards pursuant to outstanding equity incentive plans existing on the date hereof); or (iv) any material adverse change in the business, properties, financial condition or results of operations of such entity.

(c)           the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable SG Blocks Contracts or CDSI Contracts;

(d)           the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(e)           the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(f)           the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(g)           the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(h)           the term “Governmental Entity” shall mean any United States federal or state court, administrative agency, commission, governmental or regulatory authority or similar body; and

(i)           the term “Charter Documents” when used in connection with SG Blocks or CDSI, as the case may be, means such entity’s certificate of incorporation or bylaws, as amended from time to time.

10.3       Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4       Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between CDSI and SG Blocks executed on or about March 21, 2011 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5       Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6       Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7       Governing Law.  This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8       Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration.  Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address.  Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”).  The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules.  The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties.  The arbitration shall be conducted in New York City, New York.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator.  In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties.  Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of Delaware, New Castle County, for such purpose.

10.9       Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10     Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11     Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.12     Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13     Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

10.14     Schedules.  The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement.  The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business.  The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

CDSI HOLDINGS INC.

By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	Chief Executive Officer

CDSI MERGER SUB, INC.

By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President

SG BLOCKS, INC.

By:	/s/ Paul M. Galvin
	Name:	Paul M. Galvin
	Title:	Chief Executive Officer

EACH STOCKHOLDER HAS EXECUTED THE
FOLLOWING SIGNATURE PAGE

By his, her or its execution of this Agreement, the following Signing Stockholder, in his, her or its capacity as a stockholder of SG Blocks, hereby approves and adopts this Agreement and authorizes SG Blocks, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Stockholder for purposes of the DGCL.

TAG Partners LLC

By:	/s/ Paul M. Galvin

Name:	Paul M. Galvin

Title:	Chairman

Address:

By his, her or its execution of this Agreement, the following Signing Stockholder, in his, her or its capacity as a stockholder of SG Blocks, hereby approves and adopts this Agreement and authorizes SG Blocks, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the written consent of such Signing Stockholder for purposes of the DGCL.

SMA Development Group, LLC

By:	/s/ Stevan Armstrong

Name:	Stevan Armstrong

Title:	President

Address: